Exhibit 10.77

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into on March 31, 2009 effective as of February 28, 2009 (the “Effective Date”), by and between OSCAR COEN (the “Executive”), on the one hand, and ELANDIA INTERNATIONAL INC. (“eLandia,” or, collectively, with its Affiliates, “the Company”), on the other hand. The term “Affiliate,” in this Agreement, means any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, eLandia.

Recitals

A. The Company engages in the business of providing telecommunications services, education services, and information technology integration solutions and services (collectively, including all of the foregoing, the “Business”).

B. The Executive was previously employed by eLandia as its Vice President of Business Development, pursuant to an employment agreement effective as of March 10, 2008 (“Employment Agreement”).

C. The parties have agreed that the terms and conditions of the Executive’s separation from the Company should be set forth in writing, and this Agreement has been prepared for that purpose.

D. Any undefined capitalized terms in this Agreement shall be given the meaning attributed to them in the Employment Agreement.

Accordingly, in consideration of the parties’ mutual promises to each other, which both parties agree is full and sufficient consideration for this Agreement, they agree as follows:

Terms and Conditions

1. Recitals. The preceding Recitals are all true and correct and are incorporated by reference into this Agreement.

2. Resignation. The Executive hereby resigns from eLandia, effective as of the Effective Date (“Separation Date”). The parties agree to treat this resignation as equivalent to a termination other than for Cause, as provided by Section 6(d) of the Employment Agreement.

3. Severance Pay and Benefits.

a. Severance Pay. eLandia agrees to continue paying the Executive his Base Salary, at his current salary rate, for a period of twelve (12) months following his Separation Date (the “Severance Period”), on an installment basis as if it were regular salary compensation, in accordance with eLandia’s normal payroll schedule, less all payroll taxes which are required by law and any other deductions authorized by the Executive (“Severance Pay”).

b. Employment Benefits. The Executive shall not receive any employment benefits following the Separation Date, except that Executive shall receive and Company shall pay for group health insurance benefits (for him and his covered dependents immediately prior to the Separation Date) for a period of time ending twelve months after the Separation Date.

c. Laptop Computer. The Executive agrees to take his personal laptop computer to a business selected by the Company to have all corporate proprietary information on the hard drive of the computer wiped clean, after which the computer will be returned to him.

d. Termination of Severance Pay and Benefits. In the event that the Executive materially breaches any provision in Sections 7 or 8 of his Employment Agreement, without limitation of any of its other remedies for breach, the Company shall be entitled to stop paying Severance Pay and the benefits under Section 4(b) to the Executive provided pursuant to this Agreement.

4. Return of Company Documents and Materials; Execution of Company Documents provided to Executive for Signature. The Executive agrees to return to the Company all Company documents and materials in his possession, specifically including all confidential documents and materials.

5. Releases.

a. Release of Claims by the Executive. In consideration of the promises made by the Company in this Agreement, the Executive, on the Executive’s own behalf, and on behalf of the Executive’s relatives and heirs, executors, administrators and assigns, irrevocably and unconditionally releases, waives, acquits, and forever discharges the Company, and its current and former officers, directors, and employees, and their agents, officials, representatives, attorneys, insurance carriers, all corporate investors in the Company, and any other entity related to or affiliated with them (collectively, “Releasees”), of and from any and all manner of actions, suits, claims of any kind or nature whatsoever, known or unknown, in law or equity, which now exist or which have existed at any time in the past, including, without limitation of the foregoing general terms, any claims for wrongful discharge, any claims for any past or present breach of the Employment Agreement, any claims for compensation other than provided by this Agreement (other than Base Salary due through the Separation Date), any claims for employee benefits, any claims for Company stock or stock options, and any claims arising from any alleged violation by the Releasees of any federal, state or local statutes or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, ERISA, the Americans with Disabilities Act, the Florida Civil Rights Act, and any other Florida statute or applicable County or municipal ordinance prohibiting employment discrimination, and any other employment discrimination laws, as well as any other past or present claims based on constitutional, statutory, common law or regulatory grounds.

b. Release of Claims by the Company. In exchange for the promises contained in this Agreement, eLandia, on its own behalf and on behalf of its Affiliates, and any other entity related to or affiliated with them, their successors and assigns, and their officers, directors and employees, together with their agents, officials, representatives, attorneys and insurance carriers, hereby waive, release and forever discharge, any and all complaints, claims, charges, demands, suits, actions or causes of action, whether in law or in equity, that it ever had, may have had, or has, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, against the Executive with respect to any incident or occurrence which took place prior to the execution of this Agreement, whether the result of negligence or not which were within the course and scope of his status as an officer and/or as an employee of the Company.

6. Executive Acknowledgements. The Executive acknowledges being advised in writing, before signing this Agreement that the Executive ought to obtain independent legal advice regarding this Agreement. The Executive acknowledges being given a reasonable period within which to consider this Agreement, and that the Executive has knowingly and voluntarily entered into the Agreement in consideration of the Severance Pay and other benefits provided by eLandia.

7. Non-Disparagement. At no time shall either party or that party’s representatives make any statements, whether in writing or orally, to any other person or entity which disparages the conduct or character of the other party, which with respect to the Company include any of its officers or directors, or successors and assigns; provided, however, that this non-disparagement commitment will not be applicable to court testimony, court filings or discovery responses in connection with legal proceedings, or with regard to any other filing, disclosure, or report required by law.

8. Non-Compete and Non-Solicitation. The parties agree that the non-compete and non-solicitation commitments set forth in the Employment Agreement shall continue to be applicable following the Separation Date.

9. Confidentiality. The parties agree that the confidentiality commitments set forth in the Employment Agreement shall continue to be applicable following the Separation Date.

10. Press Release and Form 8K. The Company may issue a press release relating to the Executive’s separation. The Company may also file a Form 8K or any other filing it deems fit with the Securities and Exchange Commission relating to the Executive’s separation.

11. Cooperation.

a. Future Assistance Relating to Business Matters. The Executive shall reasonably cooperate with the Company during the Severance Period in effecting a smooth transition of the duties and responsibilities which he performed for the Company. Executive shall make himself reasonably available during the Severance Period in connection with any request by the Company for information regarding prior business arrangements or concerning matters of which Executive had personal knowledge or which were within the purview of his responsibilities, with the understanding that all such assistance shall be limited in nature and shall involve responding to telephone or email inquiries, reviewing (and signing, if appropriate) documents or other written materials, and generally providing information and advice, on request. The Executive shall not be compensated for such future assistance except through his Severance Pay.

b. Future Cooperation Relating to Litigation Matters. In the event that the Executive’s assistance is requested during the Severance Period in connection with litigation matters, he agrees to provide such assistance to Company counsel as may be reasonably requested from him, without any compensation for his time, other than his Severance Pay. In any litigation where the Executive is named as a party, and where the Company is providing funds for defense pursuant to its indemnification obligations, the Executive agrees to cooperate fully with the Company and its counsel with regard to the defense of any such proceedings, as reasonably requested under the circumstances, without any compensation for the time he devotes to such work. The Company shall fully cooperate with the Executive in scheduling proceedings which require his assistance and/or attendance so as not to unreasonably interfere with his personal or business affairs.

12. Remedies in the Event of Breach. Each party shall follow, maintain and honor each and every provision in this Agreement and acknowledges and agrees that a material breach of any provision of this Agreement shall entitle the other party to any and all remedies and damages, both legal and equitable, which may be awarded by a court of competent jurisdiction. In any action brought under this Agreement, the prevailing party shall be awarded reasonable legal costs of action.

13. Executive’s Revocation Right and Effective Date of this Agreement. For a period of seven days following the execution of this Agreement, the Executive may revoke or cancel this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. In other words, this Agreement shall become effective automatically on the eighth day following execution unless the Executive revokes it first. Should the Executive desire to revoke acceptance of this Agreement, he shall do so by sending written notice to the Company, Attention: Pete R. Pizarro, no later than 5.00 pm EST on the seventh day. Notification can be effected via overnight mail, facsimile with returned receipt, personal delivery or email with confirmation.

14. Disclaimer of Liability. This Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by the Company, or by the Releasees, and the parties expressly deny that they have done anything wrong or unlawful in connection with the Executive’s employment, or the termination of that employment.

15. Entire Agreement. This Agreement contains the entire agreement between or among the parties with regard to the Executive’s separation from the Company, and supersedes any and all prior negotiations, correspondence, understandings, and agreements between or among the parties with respect to the subject matter thereof except for those documents or portions of documents referenced herein. Nothing in this Agreement is intended to supersede Sections 7 and 8 of the Employment Agreement, or release any of the Company’s rights under those Sections of the Employment Agreement, and the Executive confirms that he will comply with those Sections of the Employment Agreement in the future, in accordance with their terms. In addition, there shall be no modifications or amendments to this Agreement, except by an instrument in writing executed by authorized representatives of the parties hereto.

16. Agreement Inures to the Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, directors, agents, representatives, employees, servants, affiliates, attorneys, heirs, successors, assigns, or other representatives, if any, of each of the parties hereto.

17. Execution of Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent that the law of any State may be applicable to construction of this Agreement, it shall be governed by the law of the State of Florida, USA.

18. Full Knowledge and Volition. The Executive acknowledges executing this Agreement freely and voluntarily and knowingly and without coercion or threats of any kind. The Executive also acknowledges and confirms that the only considerations for signing the Agreement are the terms and conditions stated in the Agreement, that no other promise or agreement of any kind, except those set forth in the Agreement, has been made by any person to cause the Executive to sign the Agreement, and that the Executive fully understands its meaning and intent. Executive also acknowledges being informed that various federal, state and local laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability, and marital status, and that these laws are enforced by the Equal Employment Opportunity Commission and/or other federal, state and local agencies. The Executive also acknowledges being advised to discuss the Agreement with the Executive’s personal attorney and being told that in any event the Executive should thoroughly review and understand the Agreement before signing it.

[Signature Page Follows]

WHEREFORE, the parties agree to the preceding terms and conditions of separation.

THE EXECUTIVE	THE COMPANY

On behalf of Executive, Executive’s heirs, executors, administrators, successors, and each of them, jointly and severally,	On behalf of itself and its successors, affiliates and related companies, the Releasees, and each of them jointly and severally,

/s/ Oscar Coen	By:	/s/ Pete R. Pizarro
Oscar Coen		Pete R. Pizarro, President and CEO

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